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                                                                     EXHIBIT 8.1

                        [Mayer, Brown & Platt Letterhead]

                                October 30, 2001

Devon Energy Corporation
20 North Broadway, Suite 1500
Oklahoma City, Oklahoma 73102

Devon Holdco Corporation
20 North Broadway, Suite 1500
Oklahoma City, Oklahoma 73102

Ladies and Gentlemen:

         In connection with the registration statement on Form S-4, as amended (the "Registration Statement"), filed by Devon Energy Corporation ("Devon") and Devon Holdco Corporation, a wholly owned subsidiary of Devon ("Devon Holdco"), relating to the transactions contemplated by the Amended and Restated Merger Agreement, dated as of August 13, 2001 (the "Merger Agreement"), by and among Devon, Devon NewCo Corporation, Devon Holdco, Devon Merger Corporation, Mitchell Merger Corporation and Mitchell Energy & Development Corp., you have requested our opinion regarding the description of material tax consequences related to the Merger and the Alternate Mergers (in each case, as defined in the Merger Agreement) as described in the Registration Statement.

         In formulating our opinion, we have examined the Merger Agreement and the Registration Statement, including the joint proxy statement/prospectus that forms a part of the Registration Statement. In addition, we have examined such other documents, instruments and information as we considered necessary to enable us to express this opinion. Our opinion is also based on (1) the accuracy of the statements and facts concerning the Merger and the Alternate Mergers set forth in the Merger Agreement (including, without limitation, the exhibits thereto) and the Registration Statement, (2) the consummation of the Merger or the Alternate Mergers, as the case may be, in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement and (3) currently applicable provisions of the federal income tax laws, including the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice.

         Based on the foregoing, as of the date hereof, we adopt and confirm the statements under the caption "Certain Federal Income Tax Considerations" in the Registration Statement as our opinion of the material tax consequences of the Merger and the Alternate Mergers, to the extent that such statements constitute legal conclusions. We know that we are referred to in the Registration Statement and we hereby consent to the use of our name therein and to the filing of this opinion as part of the Registration Statement, without admitting that we are "experts" within the meaning of the Securities and Exchange Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement.

                                                     Sincerely,

                                                     /s/ MAYER, BROWN & PLATT